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                                  Exhibit 23.6

                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in this Registration Statement of Health Systems International, Inc. and Foundation Health Corporation on Form S-4 (expected to be filed on or about January 6, 1997) of our report dated April 27, 1994, with respect to the consolidated financial statements of Thomas-Davis Medical Centers, P.C. and Subsidiaries for the year ended December 31, 1993, appearing in and incorporated by reference in the Annual Report on Form 10-K/A of Foundation Health Corporation for the year ended June 30, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


/s/ STEVENSON, JONES & HOLMAAS, PC
Stevenson, Jones & Holmaas, P.C.

Tucson, Arizona
January 3, 1997